Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 to be filed on or about October 19, 2005) and related Prospectus of Magellan Midstream Partners, L.P. for the registration of 4,695,652 Common Units and to the incorporation by reference therein of our report dated March 7, 2005 (except Note 26, as to which the date is April 12, 2005), with respect to the consolidated financial statements of Magellan Midstream Partners, L.P., included in its Current Report (Form 8-K) dated April 12, 2005, filed with the Securities and Exchange Commission, and of our report dated March 7, 2005, with respect to Magellan Midstream Partners, L.P.’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Magellan Midstream Partners, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and of our report dated March 7, 2005, with respect to the consolidated balance sheets of Magellan GP, LLC, included in Magellan Midstream Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

October 19, 2005